Exhibit (i)

VEDDER PRICE

                                     VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                     222 NORTH LASALLE STREET
                                     CHICAGO, ILLINOIS 60601-1003
                                     312-609-7500
                                     FACSIMILE: 312-609-5005

                                     A PARTNERSHIP INCLUDING VEDDER, PRICE,
                                        KAUFMAN & KAMMHOLZ, P.C.
                                     WITH OFFICES IN CHICAGO AND NEW YORK CITY

                                     July 20, 2000
Investors Cash Trust
222 South Riverside Plaza
Chicago, Illinois 60606


Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Investors Cash Trust (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in Government Securities Portfolio and Treasury Portfolio (each, a "Portfolio" and collectively, the "Portfolios"). The Government Securities Portfolio has three classes of Shares as follows: Service Shares, Scudder Government Cash Institutional Shares, and Government Cash Managed Shares. The Treasury Portfolio has two classes of Shares as follows: Service Shares and Premier Money Market Shares-Treasury Portfolio.

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated March 9, 1990, as amended by the Written Instrument Amending the Agreement and Declaration of Trust dated
August 14, 1990, and the Written Instrument Amending the Agreement and Declaration of Trust dated September 19, 1991, the Establishment and Designation of Classes of Shares of Beneficial Interest dated September 28, 1999, and the Establishment and Designation of Classes of Shares of Beneficial Interest dated November 16, 1999 and the By-Laws of the Fund adopted March 17, 1990, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on March 2, 1990, March 17, 1990, July 30, 1991, September 28, 1999 and November 16, 1999, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the

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VEDDER PRICE

Investors Cash Trust
July 20, 2000
Page 2


Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or a Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or a Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated Agreement and Declaration of Trust provides for indemnification out of the property of a Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which a Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                        Very truly yours,

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                /s/     VEDDER, PRICE, KAUFMAN & KAMMHOLZ


DAS/COK